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Exhibit 99.1

Wednesday February 5 6:14 PM EDT

BLYTH RETOOLS COMPANY FOR NEW OPPORTUNITIES

Tim Negris Leads New Team, Aggressive Marketing & Prepares New Products for Market Launch

FOSTER CITY, Calif., Feb. 5/PRNewswire/-- BLYTH HOLDINGS INC, a supplier of tools and components for rapidly creating and managing sophisticated client/server and Web applications, announced today that Tim Negris, previously Executive Vice President of Marketing and Development is President and CEO. Michael J. Minor steps down as CEO and Chairman, but will remain a strategic advisor to the Company. Stephen R. Lorentzen has resigned his post as President and Chief Operating Officer. Richard J. Hanschen returns to Chairman of the Board.

Negris is leading the reinvention of Blyth and the restructuring of the OMNIS product line. OMNIS Web RAD which extends OMNIS applications to the Web has been recently introduced and is gaining market acceptance. Negris is also preparing the Company for the upcoming launch of a new advanced edition of OMNIS application development tools.

Negris has over 15 years of experience in software marketing. Most recently, he was Vice President, Sales and Marketing for IBM's multi-billion dollar Software Solutions Division. Prior to IBM, he was Vice President, Server Product Marketing at Oracle Corporation and was one of the primary architects of Oracle's highly successful market launch.

"I see a strong market opportunity for the OMNIS product line as companies want to extend their client/server applications to include the Web as a platform," said Negris. "OMNIS is the only tool provider I know that has a global underground cult following of developers and whose members believe OMNIS breaks the design barriers and is the best kept tool secret in the industry. It's our goal to let the secret out and bring the new OMNIS products to market in a big way."

"We've laid the ground work for the next stage of company growth and market penetration of our products," said Minor. "I feel confident turning the operations of the company over to Tim."

NEW KEY EXECUTIVES

New additions to the executive management team include Bob West who has joined the company as Vice President and General Manager of Communications Industry and Pat McEntee has become the new Vice President of Marketing.

West assumes a newly created position to focus on further increasing global market expansion of OMNIS products in the telecommunications and Internet arenas.

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OMNIS application development tools are the foundation for mission-strategic solutions for leading telecommunication vendors such as Nortel. Most recently, West spearheaded a five year integration enterprise project -- consolidating the information system of three Bell Operating companies into one regional company, US West. He will bring his expertise to target new telecommunications customers as they continue to build client/server applications and extend them to the Internet.

McEntee is known for his aggressive marketing strategies and proven expertise in promoting high-end development tools and Internet products and is well positioned to lead the global marketing of the current and upcoming OMNIS products. McEntee has led successful marketing efforts at Oracle, Ikonic Inc. and Interactive Digital Solutions, an AT&T/Silicon Graphics venture.

BLYTH SOFTWARE

Blyth Software is an international provider of software tools and consulting servicers for rapidly creating sophisticated client/server and Web applications. The Company provides tools and consulting services to support the full life cycle of applications, including planning, design, development, implementation, optimization and maintenance. Blyth Software is headquartered in Foster City, California, with international offices in England, Germany, The Netherlands, Scandinavia and distributors throughout Europe, Asia Pacific and Latin America. Visit the Blyth web site at: http://www.blyth.com.

NOTE: OMNIS is registered trademark. All other products or service names mentioned herein are trademarks of their respective owners. SOURCE Blyth Software.